Exhibit 99.1

105 Norton Street Newark, NY 14513 Ph: (315) 331-7742 Fax: (315) 331-3547 www.iec-electronics.com
IEC Electronics Announces Fourth Quarter and Fiscal 2014 Results

▪Backlog increased by more than 20% over fiscal 2013

▪Debt decreased by $5.4 million for fiscal 2014

▪Q4 fiscal 2014 revenue grew 8% over fiscal Q3

Newark, NY - November 25, 2014 - IEC Electronics Corp. (NYSE MKT: IEC) announced its results for the fiscal fourth quarter and year ending September 30, 2014.

In the quarter ended September 30, 2014, the Company reported revenue of $35.7 million, operating income of $1.5 million and a net loss of approximately $446,000 or ($0.05) per diluted share. This compares to revenue of $39.1 million, an operating loss of $13 million and a net loss of $8.7 million or ($0.89) per diluted share, for the prior year.

During the fourth quarter of fiscal 2014, the Company recorded a write off of $1.1 million of its New York State deferred tax asset due to a change in the state’s income tax legislation. During the fourth quarter of fiscal 2013, the Company recorded impairment charges of $14.2 million related to its Southern California Braiding (SCB) operation.

For fiscal year 2014, IEC reported revenue of $135.6 million, operating income of $342,000 and a net loss of $2.1 million or ($0.21) per diluted share as compared to revenue of $140.9 million, operating loss of $13.8 million and a net loss of $9.5 million, or ($0.98) per diluted share, for fiscal 2013.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This quarter’s sales results improved on a number of fronts. Our revenue increased compared to the third quarter and we expect solid growth through fiscal 2015. Furthermore, we reduced our debt by more than $5 million and increased our backlog by more than 20%.

“Once a year we report our backlog and offer insight concerning its composition. The fiscal year end backlog of $105.3 million, an increase of more than 20% compared to the previous year, is an important turnaround after two years of decreases. Furthermore, this backlog number does not include the order we expect from one of our Space Launch System customers. We have rebuilt our sales and management team, with the addition of some excellent talent, and this increased backlog is a testament to their efforts.

“Our customer mix has remained relatively constant. The Aerospace and Defense portion of our business represents approximately 46% of our revenue, commendable performance given the challenging environment in this marketplace. Medical represents approximately 23% of our revenue and our Industrial customer base contributes about 26% of our revenue.

“Although we have received a large order from the medical customer which has been on FDA hold, our ramp to normal volume for them is more complicated than envisioned. In order to effectively service this customer we have been adding personnel and incurring additional training and processing costs. Two years ago extra manufacturing steps were introduced into the process which is impacting our product ramp. Given the sophistication and regulatory requirements of the manufacturing process, we cannot simply remove these costs. Cutting costs might seem like an easy solution; however, we must ensure we have a business which is viable and supporting our customer is vital. We believe the issues we are facing will be mitigated during the second half of our fiscal year 2015.

“We expect our orders will remain solid from all three primary markets we cover. We continue to add new customers, new locations from existing customers and new programs from existing customers. We currently envision sales growth of 8 to 10% for fiscal 2015 with improved margins as we put the business back on course and remove unnecessary costs.”

Conference Call
IEC will host a conference call today, Tuesday, November 25, 2014 at 10:00 a.m. Eastern Time, to discuss its financial results for the fourth quarter and year ended September 30, 2014.
The conference call may be accessed in the U.S. and Canada by dialing toll-free (877) 407-9210. International callers may access the call by dialing (201) 689-8049.
A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing (877) 660-6853 and international callers may dial (201) 612-7415. Callers must enter conference i.d. number 13595842.
To access the live webcast, log onto the IEC website at http://www.iec-electronics.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services ("EMS") to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company's newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY,

Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Safe Harbor
This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements. These forward-looking statements (such as when the Company describes what it "believes", "expects", or "anticipates" will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect the Company's current expectations concerning future results and events. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events and is subject to various uncertainties and other factors that may cause the Company's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company's forward-looking statements: business conditions and growth or contraction in the Company's customers' industries, the electronic manufacturing services industry and the general economy; variability of the Company's operating results; the Company's ability to control its material, labor and other costs; the Company's dependence on a limited number of major customers; the potential consolidation of the Company's customer base; availability of component supplies; dependence on certain industries; variability and timing of customer requirements; technological, engineering and other start-up issues related to new programs and products; uncertainties as to availability and timing of governmental funding for the Company's customers; the types and mix of sales to the Company's customers; the Company's ability to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; unforeseen product failures and the potential product liability claims that may be associated with such failures; the availability of capital and other economic, business and competitive factors affecting the Company's customers, the Company's industry and business generally; failure or breach of the Company's information technology systems; natural disasters; and other factors that the Company may not have currently identified or quantified. Additional risks and uncertainties resulting from the restatement of the Company's financial statements included in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission ("SEC") on July 3, 2013 and in the Company's Form 10-Q/A filed on the same date are described in detail in the Company's Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 25, 2014 (the "2014 Form 10-K"). Any one or more of such risks and uncertainties could have a material adverse effect on the Company or the value of its common stock. For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see Part I including "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the 2014 Form 10-K and the Company’s subsequently filed SEC reports.

The Company undertakes no obligation to publicly update or correct any forward-looking statements, whether as a result of new information, future events, or otherwise. All forward looking statements are expressly qualified by these cautionary statements.

Contact:	Mike Williams	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2014 and 2013
(in thousands, except share and per share data)

	September 30, 2014	September 30, 2013

ASSETS
Current assets:
Cash	$1,980	$2,499
Accounts receivable, net of allowance	22,347	27,945
Inventories, net	23,247	21,904
Deferred income taxes	1,114	1,382
Other current assets	3,597	610
Total current assets	52,285	54,340

Fixed assets, net	17,850	17,946
Intangible assets, net	2,392	2,647
Goodwill	2,005	2,005
Deferred income taxes	11,144	11,652
Other long term assets	299	345

Total assets	$85,975	$88,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,908	$2,778
Accounts payable	17,732	16,508
Accrued payroll and related expenses	3,203	2,464
Other accrued expenses	1,008	811
Customer deposits	1,553	187
Total current liabilities	26,404	22,748

Long-term debt	28,479	34,026
Other long-term liabilities	708	167
Total liabilities	55,591	56,941

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value: Authorized: 50,000,000 shares Issued: 11,146,571 and 11,006,749 shares, respectively Outstanding: 10,126,767 and 9,991,291 shares, respectively	111	110
Additional paid-in capital	44,302	43,802
Retained earnings/(accumulated deficit)	(12,575)	(10,483)
Treasury stock, at cost: 1,019,804 and 1,015,458 shares, respectively	(1,454)	(1,435)
Total stockholders’ equity	30,384	31,994
Total liabilities and stockholders’ equity	$85,975	$88,935

IEC ELECTRONICS CORP. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
THREE MONTHS AND YEARS ENDED September 30, 2014 and 2013
(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(unaudited)
Net sales	$35,687	$39,122	$135,621	$140,946
Cost of sales	31,901	33,668	119,576	123,269
Gross profit	3,786	5,454	16,045	17,677

Selling and administrative expenses	3,551	3,761	14,567	15,453
Impairment of goodwill and other intangibles	—	14,217	—	14,217
Restatement and related expenses	(1,302)	625	1,136	1,842
Operating profit/(loss)	1,537	(13,149)	342	(13,835)

Interest and financing expense	386	522	1,795	1,170
Other expense/(income)	—	—	18	47
Income/(loss) before income taxes	1,151	(13,671)	(1,471)	(15,052)

Provision for/(benefit from) income taxes	1,597	(5,004)	621	(5,522)
Net income/(loss)	$(446)	$(8,667)	$(2,092)	$(9,530)

Net income/(loss) per common and common equivalent share:
Basic	$(0.05)	$(0.89)	$(0.21)	$(0.98)
Diluted	(0.05)	(0.89)	(0.21)	(0.98)

Weighted average number of common and common equivalent shares outstanding:
Basic	9,853,647	9,739,601	9,827,043	9,711,549
Diluted	9,853,647	9,739,601	9,827,043	9,711,549